Exhibit 99.1

FOR IMMEDIATE RELEASE
Wednesday, February 12, 2014
7:00 A.M. CST

A. H. Belo Corporation Announces Fourth Quarter and Full-Year 2013
Net Income from Continuing Operations

DALLAS - A. H. Belo Corporation (NYSE: AHC) today reported fourth quarter net income from continuing operations of $0.36 per share, an increase from $0.23 per share in the fourth quarter of 2012, due to strong expense management and continued growth in advertising and marketing services revenue from new business initiatives. For the full-year 2013, the Company’s net income from continuing operations was $0.31 per share, a decrease from $0.37 per share in 2012, due to declines in total revenue, which outpaced declines in expenses. Fourth quarter comparisons benefited from the continued expansion of new product initiatives launched in late 2012.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) from continuing operations was $14.0 million in the fourth quarter of 2013, an increase of 21 percent compared to the prior year period. For the full-year 2013, EBITDA from continuing operations was $31.6 million, a decrease of 14 percent compared to the prior year.
On November 21, 2013, the Company completed the sale of the newspaper operations of The Press-Enterprise (including the production facility and related land) for $27.25 million, plus an estimated working capital adjustment of $0.8 million. The sale of The Press-Enterprise and its results of operations are reported as discontinued operations in the Company’s financial statements.
As of December 31, 2013, cash and cash equivalents were $82.2 million, and the Company had no debt.
Jim Moroney, chairman, president and Chief Executive Officer, said, “Our 2013 operating performance reflects our continued focus on diversifying revenue streams, managing expenses and generating cash. At The Dallas Morning News, growth in revenues from new products and services offset about 60 percent of the core print

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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation Announces Fourth Quarter and Full-Year 2013 Net Income
from Continuing Operations
February 12, 2014

advertising revenue declines in the fourth quarter and about 70 percent of these declines for the full-year 2013.
“The sale of The Press-Enterprise in the fourth quarter of 2013 further strengthened our balance sheet, as we continue our focus on investing and growing in Dallas. We begin 2014 with a strong balance sheet and the flexibility to deploy cash in the long-term interests of the Company, its shareholders and employees.”

Fourth Quarter Results from Continuing Operations

Total revenue was $98.2 million in the fourth quarter of 2013, a decrease of 1 percent compared to the prior year period. This rate of decline is the lowest year-over-year quarterly decline since our spin-off in 2008.
Revenue from advertising and marketing services, including print and digital revenues, decreased 4 percent as display, preprint and classified advertising revenues decreased 8 percent, 4 percent and 3 percent, respectively.
Digital revenue increased 7 percent over the prior year quarter, as a 9 percent increase at The Dallas Morning News was offset by a decline at The Providence Journal. The increase in digital revenue at The Dallas Morning News was primarily due to the continued growth in marketing services revenue associated with 508 Digital and Speakeasy.
Advertising revenue from niche publications, which is a component of the display, preprint, classified and digital revenues reported above, increased 4 percent compared to the prior year period. This increase primarily resulted from higher advertising revenue at The Dallas Morning News' free, home-delivered condensed print news product Briefing.
Circulation revenue increased 2 percent to $31.0 million in the fourth quarter of 2013 compared to the prior year period due to increased rates for home delivery at The Providence Journal.
Printing and distribution revenue increased 6 percent to $9.7 million in the fourth quarter of 2013 primarily due to expansion of the distribution of third-party newspapers at The Providence Journal.

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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation Announces Fourth Quarter and Full-Year 2013 Net Income
from Continuing Operations
February 12, 2014

Total consolidated operating expense in the fourth quarter was $89.9 million, a 5 percent decrease compared to the prior year period as employee compensation and benefits, outside services and depreciation expenses all decreased.
The Company’s newsprint expense in the fourth quarter was $7.6 million, a decrease of 5 percent compared to the prior year period. Newsprint consumption dropped 4 percent to approximately 12,000 metric tons. Compared to the prior year period, newsprint cost per metric ton remained flat and the average purchase price per metric ton for newsprint decreased 5 percent.
Corporate and non-operating unit expenses in the fourth quarter were $2.1 million, a decrease of 58 percent compared to the prior year period as employee related expenses, legal and technology expenses all decreased.

Full-Year Results from Continuing Operations

Total revenue was $366.3 million in 2013, a decrease of 2 percent compared to the prior year. This rate of decline is the lowest year-over-year decline since our spin-off in 2008 and was driven by growth in digital revenue at The Dallas Morning News and increased printing and distribution revenues at The Providence Journal.
Advertising and marketing services revenue, including print and digital revenues, decreased 3 percent compared to the prior year, the lowest year-over-year decline since our spin-off in 2008. Increases in digital revenue were offset by declines in display, preprint and classified advertising revenues which decreased 8 percent, 3 percent and 10 percent, respectively.
Digital revenue increased 18 percent over the prior year, as a 24 percent increase at The Dallas Morning News was offset by a decline at The Providence Journal. Increases in digital revenue at The Dallas Morning News were primarily due to the continued growth in marketing services revenue associated with 508 Digital and Speakeasy. In 2013, 508 Digital and Speakeasy generated $5.8 million in revenue. Almost 600 local advertisers signed on with 508 Digital in 2013, an increase of 33 percent compared to the prior year, in which 508 Digital commenced operations in the

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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation Announces Fourth Quarter and Full-Year 2013 Net Income
from Continuing Operations
February 12, 2014

second quarter of 2012. Speakeasy signed on almost 60 new clients in 2013, its first full year of business as it began selling services late in the third quarter of 2012.
Advertising revenue from niche publications, which is a component of the display, preprint, classified and digital revenues reported above, increased 3 percent to $24.6 million.
Circulation revenue was $120.3 million in 2013, a decrease of 2 percent compared to 2012 due to lower subscriber counts partially offset by higher subscription rates.
Printing and distribution revenue was $37.0 million in 2013, an increase of 5 percent compared to the prior year due primarily to expanded distribution of new and existing third-party newspapers in Providence.
Total consolidated operating expense was $359.9 million in 2013, a 2 percent decrease compared to the prior year. This decrease was primarily driven by lower pension costs, due to the cessation of the Pension Transition Supplement Plan in the first quarter of 2013, medical benefits, newsprint, and depreciation expenses.
In 2013, the Company’s newsprint expense was $29.2 million, a decrease of 5 percent compared to the prior year. Newsprint consumption decreased 3 percent to approximately 48,000 metric tons. Compared to the prior year, newsprint cost per metric ton and the average purchase price per metric ton for newsprint decreased 2 percent and 4 percent, respectively.
Corporate and non-operating unit expenses were $19.0 million, a 19 percent decrease, as legal, technology, communication and depreciation expenses all decreased.
As of December 31, 2013, A. H. Belo had approximately 1,550 full-time equivalent employees, a decrease of approximately 4 percent compared to the prior year.

Discontinued Operations

In 2013, income from discontinued operations was $8.8 million, which included a pretax gain of $13.4 million from the disposition of The Press Enterprise and a pretax loss of $4.7 million from its operations.

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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation Announces Fourth Quarter and Full-Year 2013 Net Income
from Continuing Operations
February 12, 2014

Pension Plans

In 2013, the Company made required contributions to its pension plans of $7.4 million and voluntary contributions of $4.6 million.
On December 31, 2013, the composite discount rate for the plans’ liability was 4.6 percent, compared to 3.7 percent on December 31, 2012. As a result of an increase in the discount rate and favorable investment performance, the net unfunded position of the pension plans was $50.1 million as of December 31, 2013, an improvement of $72.7 million from the prior year.
At the end of 2013, A. H. Belo recorded a $57.2 million benefit to accumulated other comprehensive loss due to a decrease in the net unfunded position of the pension plans.
The Company anticipates that required cash contributions to its pension plans will total approximately $10.0 million in 2014. The Company made a $1.9 million required contribution in January, expects to make a required contribution of $2.2 million in the second quarter and the remaining required contributions in the second half of 2014.

Investments

The Company received a $3.0 million dividend in December 2013 from its equity interest in Classified Ventures, owner of Cars.com and Apartments.com.
The Company continues to explore with its investment bank Stephens Inc., a potential sale of The Providence Journal.

Non-GAAP Financial Measures

Reconciliations of net income to EBITDA from continuing operations are included as exhibits to this release.

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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation Announces Fourth Quarter and Full-Year 2013 Net Income
from Continuing Operations
February 12, 2014

Financial Results Conference Call

A. H. Belo will conduct a conference call on Wednesday, February 12 at 1:00 p.m. CST to discuss financial results. The conference call will be available via webcast by accessing the Company’s website (www.ahbelo.com/invest) or by dialing 1-800-553-0349 (USA) or 612-332-0530 (International). A replay line will be available at 1-800-475-6701 (USA) or 320-365-3844 (International) from 3:00 p.m. CST on February 12 until 11:59 p.m. CST on February 19, 2013. The access code for the replay is 316215.

About A. H. Belo Corporation

A. H. Belo Corporation (NYSE: AHC), headquartered in Dallas, Texas, is a distinguished newspaper publishing and local news and information company that owns and operates three daily newspapers and related websites. A. H. Belo publishes The Dallas Morning News, Texas’ leading newspaper and winner of nine Pulitzer Prizes; The Providence Journal, the oldest continuously-published daily newspaper in the United States and winner of four Pulitzer Prizes; and the Denton Record-Chronicle. The Company publishes various niche publications targeting specific audiences, and its investments include Classified Ventures, owner of Cars.com, and Wanderful Media, owner of FindnSave.com.  A. H. Belo offers digital marketing solutions through 508 Digital and Speakeasy and also owns and operates commercial printing, distribution and direct mail service businesses. Additional information is available at www.ahbelo.com or by contacting Alison K. Engel, Senior Vice President/Chief Financial Officer, at 214-977-2248.

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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation Announces Fourth Quarter and Full-Year 2013 Net Income
from Continuing Operations
February 12, 2014

Statements in this communication concerning A. H. Belo Corporation’s (the “Company’s”) business outlook or future economic performance, anticipated profitability, revenue, expense, dividends, capital expenditures, investments, dispositions, impairments, business initiatives, acquisitions, pension plan contributions and obligations, real estate sales, working capital, future financings and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.

Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand and newsprint prices; newspaper circulation trends and other circulation matters, including changes in readership methods, patterns and demography; and audits and related actions by the Alliance for Audited Media; challenges implementing increased subscription pricing and new pricing structures; challenges in achieving expense reduction goals in a timely manner and the resulting potential effects on operations; challenges in consummating asset acquisitions or dispositions upon acceptable terms; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by existing and new competitors and suppliers; consumer acceptance of new products and business initiatives; labor relations; regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures and investments; pension plan matters; general economic conditions and changes in interest rates; significant armed conflict; acts of terrorism; and other factors beyond our control, as well as other risks described in the Company’s Annual Report on Form 10-K, and in the Company’s other public disclosures and filings with the Securities and Exchange Commission.

P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation
Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
In thousands, except share and per share amounts (unaudited)	2013	2012	2013	2012
Net Operating Revenue
Advertising and marketing services	$57,398	$59,758	$208,959	$216,108
Circulation	31,039	30,580	120,316	123,224
Printing and distribution	9,717	9,130	36,975	35,358
Total net operating revenue	98,154	99,468	366,250	374,690
Operating Costs and Expense
Employee compensation and benefits	35,618	38,761	146,307	152,523
Other production, distribution and operating costs	35,425	37,174	140,230	139,566
Newsprint, ink and other supplies	13,678	12,958	50,810	49,401
Depreciation	4,026	4,753	18,079	21,401
Amortization	1,125	1,095	4,493	4,373
Total operating costs and expense	89,872	94,741	359,919	367,264
Income from operations	8,282	4,727	6,331	7,426
Other Income (Expense), Net
Other income (expense), net	531	999	2,721	3,380
Interest income (expense), net	—	(123)	(311)	(629)
Total other income (expense), net	531	876	2,410	2,751
Income from Continuing Operations Before Income Taxes	8,813	5,603	8,741	10,177
Income tax provision	300	462	1,584	1,804
Income from Continuing Operations	8,513	5,141	7,157	8,373
Income (loss) from discontinued operations	430	(2,548)	(4,700)	(8,026)
Gain related to the divestiture of discontinued operations	8,656	—	13,402	—
Tax benefit from discontinued operations	(18)	(16)	(67)	(72)
Income (Loss) from Discontinued Operations, Net	9,104	(2,532)	8,769	(7,954)
Net Income	17,617	2,609	15,926	419
Net loss attributable to noncontrolling interests	(22)	(65)	(193)	(107)
Net Income Attributable to A. H. Belo Corporation	$17,639	$2,674	$16,119	$526

Per Share Basis
Basic
Continuing operations	$0.36	$0.23	$0.31	$0.37
Discontinued operations	0.41	(0.12)	0.40	(0.36)
Net income attributable to A. H. Belo Corporation	$0.77	$0.11	$0.71	$0.01

Diluted
Continuing operations	$0.36	$0.22	$0.31	$0.37
Discontinued operations	0.41	(0.11)	0.40	(0.36)
Net income attributable to A. H. Belo Corporation	$0.77	$0.11	$0.71	$0.01

Weighted average shares outstanding
Basic	21,972,832	22,000,475	21,967,666	21,947,981
Diluted	22,098,783	22,101,468	22,063,741	22,065,856

A. H. Belo Corporation
Condensed Consolidated Balance Sheets

	December 31,	December 31,
In thousands (unaudited)	2013	2012
Assets
Current assets:
Cash and cash equivalents	$82,193	$34,094
Accounts receivable, net	41,174	39,212
Other current assets	15,685	15,628
Assets of discontinued operations	1,633	48,402
Total current assets	140,685	137,336
Property, plant and equipment, net	97,112	108,854
Intangible assets, net	29,924	34,055
Other assets	11,497	11,694
Total assets	$279,218	$291,939
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$15,488	$13,635
Accrued expenses	17,640	22,824
Advance subscription payments	19,184	17,693
Liabilities of discontinued operations	2,028	7,781
Total current liabilities	54,340	61,933
Long-term pension liabilities	50,082	122,821
Other liabilities	6,020	5,125
Total shareholders’ equity	168,776	102,060
Total liabilities and shareholders’ equity	$279,218	$291,939

A. H. Belo Corporation
Reconciliation of Net Income to EBITDA from Continuing Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
In thousands (unaudited)	2013	2012	2013	2012
Net Income Attributable to A. H. Belo Corporation	$17,639	$2,674	$16,119	$526
Less: Income (loss) from discontinued operations, net	9,104	(2,532)	8,769	(7,954)
Plus: Net loss attributable to noncontrolling interests	(22)	(65)	(193)	(107)
Income from Continuing Operations	8,513	5,141	7,157	8,373
Depreciation and amortization	5,151	5,848	22,572	25,774
Interest expense	—	123	311	629
Income tax provision	300	462	1,584	1,804
EBITDA from Continuing Operations	$13,964	$11,574	$31,624	$36,580
The Company evaluates earnings before interest, taxes, depreciation and amortization (“EBITDA”) which is presented for continuing operations by adjusting for discontinued operations and losses attributable to noncontrolling interests. Adjusted EBITDA is calculated, as applicable, by adding back to EBITDA non-cash impairment expense and net investment-related losses. For the periods presented above, no adjustments were made to EBITDA.
Neither EBITDA nor Adjusted EBITDA is a measure of financial performance under generally accepted accounting principles (“GAAP”). Management uses EBITDA, Adjusted EBITDA and similar measures in internal analyses as supplemental measures of the Company’s financial performance, and for performance comparisons against its peer group of companies. Adjusted EBITDA is also used by management to evaluate the cash flows available for capital spending, investing, pension contributions (required and voluntary), dividends and other equity-related transactions. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as a substitute for cash flows provided by operating activities or other income or cash flow data prepared in accordance with GAAP, and these non-GAAP measures may not be comparable to similarly-titled measures of other companies.
In previous periods, the Company added back pension expense in the determination of Adjusted EBITDA. Management reassessed this measurement and no longer excludes pension expense from Adjusted EBITDA.